Exhibit (a)(1)(vi)

ANNOUNCMENT FOR COMMENCEMENT OF TENDER OFFER FOR VERSAR, INC.

LOS ANGELES, CA—Kingswood Genesis Fund I, LLC (“Kingswood”) announced today that it has commenced a tender offer for all of the issued and outstanding shares of common stock, par value $0.01 (the “Shares”) of Versar, Inc. (“Versar”) (NYSE American: VSR) for $0.15 per share, payable net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law.

The tender offer is being made pursuant to an Offer to Purchase, dated October 6, 2017, and in connection with the previously announced Agreement and Plan of Merger, dated September 22, 2017, as amended and restated on September 27, 2017, among Kingswood, KW Genesis Merger Sub, Inc. (“Merger Sub”), and Versar (the “Merger Agreement”).

The tender offer will expire on November 10, 2017, at 11:59 p.m., New York City time, unless extended in accordance with the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).  Any extension of the tender offer will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The tender offer is subject to customary conditions, including the tender of at least one Share more than 50% of the outstanding Shares (calculated on a fully diluted basis). Versar’s Board of Directors has approved the transaction and unanimously recommended that its stockholders tender their Shares pursuant to the tender offer.

Pursuant to the Merger Agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Versar, with Versar continuing as the surviving corporation (the “Surviving Corporation”), under Section 251(h) of the Delaware General Corporation Law, without any vote of the stockholders of Versar.  All outstanding Shares (other than Shares owned by Kingswood and Merger Sub or by any stockholder of Versar who or which is entitled to and properly demands and perfects appraisal of such Shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will be automatically cancelled and converted in the merger into the right to receive cash equal to the $0.15 offer price per Share, without interest and subject to any withholding of taxes required by applicable law.

Today, a tender offer statement on Schedule TO was filed by Kingswood with the SEC, which sets forth in detail the terms of the tender offer.  Versar filed today with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Versar’s Board of Directors that Versar stockholders accept the tender offer and tender their Shares pursuant to the tender offer.

The Depositary and Paying Agent for the tender offer is Computershare Trust Company, N.A. The Information Agent for the tender offer is Okapi Partners LLC. The tender offer materials may be obtained at no charge by downloading them from the SEC’s website at http://www.sec.gov. The Schedule TO Tender Offer Statement and related materials and the Schedule 14D-9 Solicitation/Recommendation Statement and such other documents may be obtained for free by directing such requests to Okapi Partners LLC at (877) 259-6290.

About Kingswood

Kingswood is an affiliate of Kingswood Capital Management, LLC, an operationally focused middle market private equity firm that invests in businesses in transition driven by operational, strategic, financial or market-driven change. In addition to access to capital, Kingswood brings a broad network of operational resources, relevant industry relationships and tailored solutions to strengthen businesses, realize strategic goals and enhance long term value creation.

Certain statements in this press release may describe strategies, goals, outlook or other non-historical matters; these forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update them. These statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements.

Contacts:

Investor related questions, via the Information Agent for the tender offer:

Okapi Partners LLC

Call:

Banks and Brokerage Firms, Please Call:  (212) 297-0720

Shareholders and All Others Call Toll-Free:  (877) 259-6290

Email:  info@okapipartners.com

Legal Notices and Disclaimers:

This press release is for informational purposes only. It does not constitute an offer to purchase Shares or a solicitation/recommendation under the rules and regulations of the SEC.  KW Genesis Merger Sub, Inc. and Kingswood filed a Tender Offer Statement on Schedule TO with the SEC and Versar filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Those materials and all other documents filed by Kingswood and KW Genesis Merger Sub, Inc. or by Versar with the SEC will be available at no charge on the SEC’s website at www.sec.gov.